FOR IMMEDIATE RELEASE

October 12, 2005

Great Pee Dee Bancorp, Inc., Announces Cash Dividend, First Quarter Financial Results, and Results of Annual Meeting

Cheraw, SC-October 12, 2005-Herbert W. Watts, President and CEO of Great Pee Dee Bancorp, Inc., (NASDAQ:PEDE) has announced today that the Board of Directors has declared a quarterly cash dividend in the amount of $.16 per share for the quarter ending September 30, 2005. The dividend is payable on November 10, 2005 to stockholders of record as of October 27, 2005.

Net income for the quarter ending September 30, 2005 was $346,000 compared to $310,000 for the same period a year earlier. Diluted net income per share was $.20 for the quarter ending September 30, 2005 compared to $.18 per share for the quarter ending September 30, 2004. Assets increased to $207,108,000 compared to $162,877,000 a year earlier, an increase of 27%.

At the Great Pee Dee Bancorp, Inc. annual meeting held on October 12, 2005, James C. Crawford, III, and Herbert W. Watts were elected to serve as Directors until 2008. Shareholders also ratified the appointment of Dixon Hughes PLLC to serve as independent auditors.

Great Pee Dee Bancorp, Inc., has as its sole subsidiary, Sentry Bank & Trust of Cheraw and Florence, a $206 million savings bank which has served the Pee Dee area since 1935. The company's stock trades on the NASDAQ market under the symbol "PEDE."

Herbert W. Watts
President and CEO

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                              Great Pee Dee Bancorp
                              Summary of Operations
                      (000's omitted except per share data)

                                       Three months              Three months
                                           ended                    ended
                                    September 30, 2005        September 30, 2004
                                              (unaudited)
          Interest Income                 $2,888                  $2,098

         Interest Expense                  1,307                     813

        Net Interest Income                1,581                   1,285

      Provision for Loan Loss                120                       -

        Net after provision                1,461                   1,285

        Non-interest income                  315                     384

       Non-interest expense                1,213                    1183

         Income before tax                   563                     486

           Income taxes                      217                     176

            Net Income                       346                     310

       Net Income per share
               Basic                        0.20                    0.18
               Dilutive                     0.20                    0.18